ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                 INTERNATIONAL LEISURE ENTERPRISES INCORPORATED


         Pursuant  to  the  provisions  of  A.R.S.   10-061,   the   undersigned
corporation adopts the attached amendment to its Articles of Incorporation.

FIRST: The name of the corporation is INTERNATIONAL LEISURE ENTERPRISES INCORPORATED.

SECOND: The document attached hereto as Exhibit "A" sets forth the amendment to the Articles of Incorporation which was adopted by the shareholders of the corporation.

THIRD: The aforesaid amendment was adopted by the shareholders of the corporation on October 14, 1987, in the manner prescribed by the Arizona Business Corporation Act.

FOURTH: The number of shares of the corporation outstanding at the time of such adoption and entitled to vote thereon was:

                    Class or Series                    Number of Shares
                    ---------------                    ----------------
                        Common                             8,208,522

The number of shares of a class or series entitled to vote on the aforesaid amendments was:

                     Class or Series                    Number of Shares
                     ---------------                    ----------------
                         Common                              1,791,478

FIFTH:   The  number  of  shares   voted  for  and  against   such   amendments,
         respectively, was:

                           For:             1,351,479

                           Against:         0

and the number of shares of Common Stock entitled to vote as a class or series for and against such amendments, respectively, was:

                           For:             1,791,478

                           Against:         0





DATED:        10/19/87
      ----------------------                    INTERNATIONAL LEISURE
                                                ENTERPRISES INCORPORATED


                                                By       RONALD D. NITZBERG
                                                  ----------------------------
                                                         Ronald D. Nitzberg,
                                                         President

                                                By       NANCY J. STONE
                                                  ----------------------------
                                                         Nancy J. Stone,
                                                         Secretary

STATE OF ARIZONA

County of Maricopa


         The foregoing instrument was acknowledged before me this 19th day of October, 1987, by Ronald D. Nitzberg, President of International Leisure Enterprises Incorporated, an Arizona corporation.



                                                         E. SUSAN SPINK
                                                         ---------------
                                                          Notary Public

My Commission Expires:

  January 24, 1988
---------------------



STATE OF ARIZONA

County of Maricopa


         The foregoing instrument was acknowledged before me this 19th day of October, 1987, by Nancy J. Stone, Secretary of International Leisure Enterprises Incorporated, an Arizona corporation.



                                                           E. SUSAN SPINK
                                                           ---------------
                                                            Notary Public

My Commission Expires:

  January 24, 1988
---------------------



EXHIBIT A

RESOLVED, that Article 13 of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

Indemnification of Directors and Officers

Scope of Indemnification

         (a) The Corporation shall indemnify directors and officers of the Corporation to the fullest extent permitted by Arizona law, as currently in effect, except for A.R.S. 10-005 (F), against any liability incurred in connection with any proceeding in which the director and/or officer may be involved as a party or otherwise, by reason of the fact that such person is or was acting on behalf of the Corporation except where such indemnification is expressly prohibited by applicable law.

         (b) If a director or officer is entitled to indemnification with respect to a portion, but not all, of any liabilities to which such person may be subject, the Corporation shall indemnify such person to the maximum extent for such portion of the liabilities.

         (c) The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the director or officer is not entitled to indemnification.

         (d)      For purposes of this Article:

                  (1) "liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys' fees and disbursements); and

                  (2) "proceeding" means any threatened, pending or completed action, suit, appeal or the proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation, a class of its security holders or otherwise.

Proceedings Initiated by Officers or Directors.

Notwithstanding any other provision of this Article, the Corporation shall not indemnify a director or officer for any liability incurred in a proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

Advancing Expenses.

The Corporation shall pay the expenses (including attorneys' fees and disbursements) incurred in good faith by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation pursuant to this Article. The financial ability of an officer or director to repay an advance shall not be a prerequisite to the making of such advance.


Payment of Indemnification.

A director or officer shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the Secretary of the Corporation.

Contract Rights; Amendment or Repeal.

All rights under this Article shall be deemed a contract between the Corporation and the officer or director pursuant to which the Corporation and each officer or director intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only as to conduct of an officer or director occurring thereafter, and shall not affect any rights or obligations then existing.

Scope of Article.

The indemnification and advancement of expenses provided by or granted pursuant to this Article shall continue as to a person who has ceased to be an officer or director in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such person.